Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

VALLEY NATIONAL BANCORP

Pursuant to the provisions of N.J.S.A. 14A:7-2(2) and (4), the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

1. The name of the corporation is Valley National Bancorp (the “Corporation”). The business identification number of the Corporation is 0100181333.

2. The following amendment to the Restated Certificate of Incorporation (the “Certificate”), was approved by the Corporation’s Board of Directors (the “Board”) on the 22nd day of July, 2024.

3. The Board, in accordance with the Certificate, and the By-laws of the Corporation, as amended (the “By-laws”), and applicable law, at a meeting duly called, convened and held on July 22, 2024, unanimously authorized and adopted resolutions establishing and empowering a Special Committee of the Board (the “Offering Committee”), and established limits specifically prescribed by the Board within which the Offering Committee may authorize the issuance and sale by the Corporation of shares of its preferred stock, no par value per share (“Preferred Stock”), upon such terms as, within such specifically prescribed limits, may be fixed by the Offering Committee. Pursuant to the authority conferred by the Board upon the Offering Committee and the resolutions of the Board, the Offering Committee duly adopted the following resolution by unanimous written consent on July 29, 2024, providing for this amendment to the Certificate (this “Amendment”), creating a series of up to 6,900,000 shares of Preferred Stock of the Corporation designated as “8.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C,” and the Certificate is hereby amended so that the designation and number of shares of such series and the relative rights, preferences and limitations of such series are as stated in the resolution.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Offering Committee by the Board, and in accordance with N.J.S.A. 14A:7-2(4) and Article V of the Certificate, the Offering Committee, acting within the limits prescribed by the Board, hereby establishes the terms of the Corporation’s 8.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C, no par value per share, and fixes and determines the authorized number of shares of the series, the dividend rate of shares of the series, the designations, and certain other powers, preferences, and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, with the Certificate hereby amended to add such terms as Section (E) of Article V of the Certificate as follows:

(E) Express Terms of Fixed- Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C

1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “8.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C” (the “Series C Non-Cumulative Perpetual Preferred Stock”). The authorized number of shares of Series C Non-Cumulative Perpetual Preferred Stock initially shall be up to 6,900,000 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series C Non-Cumulative Perpetual Preferred Stock then outstanding) by further resolution duly adopted by the Board; provided that any such additional shares of Series C Non-Cumulative Perpetual Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code of 1986, as amended, and such additional shares of Series C Non-Cumulative Perpetual Preferred Stock are otherwise treated as fungible with the Preferred Stock for U.S. federal income tax purposes. The additional shares would form a single series with the Series C Non-Cumulative Perpetual Preferred Stock.

2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.

3. Definitions. The following terms are used herein (including the Standard Provisions in Annex A attached hereto) as defined below:

3.1 “Common Stock” means the common stock, no par value per share, of the Corporation.

3.2 “Junior Stock” means the Common Stock, and any other class or series of capital stock of the Corporation the terms of which expressly provide that it ranks junior in priority to the Series C Non-Cumulative Perpetual Preferred Stock as to dividend rights and as to rights on liquidation, dissolution or winding up of the Corporation.

3.3 “Liquidation Preference” means $25 per share of Series C Non-Cumulative Perpetual Preferred Stock plus any declared and unpaid dividends thereon, without regard to any undeclared dividends.

3.4 “Liquidation Value” means $25 per share of Series C Non-Cumulative Perpetual Preferred Stock.

3.5 “Parity Stock” means the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B and any other class or series of capital stock of the Corporation the terms of which expressly provide that it ranks equally with the Series C Non-Cumulative Perpetual Preferred Stock as to dividend rights and as to rights on liquidation, dissolution or winding up of the Corporation.

4. Certain Voting Matters. Holders of the Preferred Stock shall have no voting rights, except as to certain matters set forth herein or as otherwise provided by applicable law.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate of Amendment as of the date first written above.

VALLEY NATIONAL BANCORP

By:	/s/ Ira Robbins
Name:	Ira Robbins
Title:	Chief Executive Officer

Annex A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Series C Non-Cumulative Perpetual Preferred Stock shall be identical in all respects to every other share of Series C Non-Cumulative Perpetual Preferred Stock, except that shares issued after the Original Issue Date may only be issued if they are fungible for U.S. federal income tax purposes with the shares of Series C Non-Cumulative Perpetual Preferred Stock issued on the Original Issue Date and dividends on such shares of Series C Non-Cumulative Perpetual Preferred Stock will accrue from the Original Issue Date if such shares are issued prior to the first Dividend Payment Date (as defined below) and otherwise dividends will accrue from the date on which such shares are issued (if a Dividend Payment Date) or the Dividend Payment Date next preceding the date on which they are issued. Any additional shares of Series C Non-Cumulative Perpetual Preferred Stock issued from time to time shall form a single series with the shares of Series C Non-Cumulative Perpetual Preferred Stock issued on the Original Issue Date; provided that if any such additional shares of Series C Non-Cumulative Perpetual Preferred Stock are not fungible for U.S. federal income tax purposes with the shares of outstanding Series C Non-Cumulative Perpetual Preferred Stock issued on the Original Issue Date, such additional shares of Series C Non-Cumulative Perpetual Preferred Stock will be issued with a separate CUSIP or other identifying number. The Series C Non-Cumulative Perpetual Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation (as defined below). The Series C Non-Cumulative Perpetual Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding-up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Series C Non-Cumulative Perpetual Preferred Stock:

(a) “Appropriate Federal Banking Agency” means the Federal Reserve or any “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the City of New York.

(c) “By-laws” means the By-laws of the Corporation, as amended, as they may be amended from time to time.

(d) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time.

(e) “Certificate of Designation” means the Certificate of Amendment of the Restated Certificate of Incorporation, as amended, of the Corporation designating the preferences, rights and limitations of the Series C Non-Cumulative Perpetual Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(f) “Dividend Payment Date” has the meaning set forth in Section 3(a).

(g) “Dividend Period” has the meaning set forth in Section 3(a).

(h) “Dividend Record Date” has the meaning set forth in Section 3(a).

(i) “Dividend Reset Period” has the meaning set forth in Section 3(a).

(j) “DTC” means The Depository Trust Company, together with its successors and assigns.

(k) “Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

(l) “First Reset Date” has the meaning set forth in Section 3(a).

(m) “Five-year U.S. Treasury Rate” has the meaning set forth in Section 3(a).

(n) “H.15 (519)” has the meaning set forth in Section 3(a).

(o) “Initial Fixed Rate Period” has the meaning set forth in Section 3(a).

(p) “Nasdaq” has the meaning specified in Section 7(b).

(q) “Nonpayment Event” has the meaning specified in Section 7(b).

(r) “Original Issue Date” means the date on which shares of Series C Non-Cumulative Perpetual Preferred Stock are issued.

(s) “Preferred Director” has the meaning set forth in Section 7(b).

(t) “Preferred Stock” means any and all classes and series of preferred stock of the Corporation, including the Series C Non-Cumulative Perpetual Preferred Stock.

(u) “Redemption Price” means $25 per share of Series C Non-Cumulative Perpetual Preferred Stock, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date.

(v) A “Regulatory Capital Treatment Event” means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of any (i) amendment to, or change (including any announced prospective amendment or change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the Original Issue Date; (ii) proposed change in those laws or regulations that is announced or becomes effective after the Original Issue Date; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the Original Issue Date, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Liquidation Value of all shares of Series C Non-Cumulative Perpetual Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve or other Appropriate Federal Banking Agency, as then in effect and applicable, for as long as any share of Series C Non-Cumulative Perpetual Preferred Stock is outstanding.

Annex A-2

(w) “Reset Date” has the meaning set forth in Section 3(a).

(x) “Reset Dividend Determination Date” has the meaning set forth in Section 3(a).

(y) “Reset Period” has the meaning set forth in Section 3(a).

(z) “Standard Provisions” means these Standard Provisions that form a part of the Certificate of Designation relating to the Series C Non-Cumulative Perpetual Preferred Stock.

(aa) “The most recent H.15 (519)” has the meaning set forth in Section 3(a).

(bb) “Voting Parity Stock” means, with regard to any matter as to which the holders of Series C Non-Cumulative Perpetual Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designation, any and all classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of the Series C Non-Cumulative Perpetual Preferred Stock shall be entitled to receive, on each share of Series C Non-Cumulative Perpetual Preferred Stock, if, when and as declared by the Board, or any duly authorized committee of the Board, but only out of legally available assets, non-cumulative cash dividends. Dividends are not mandatory. Such dividends shall not be cumulative and shall be payable (i) during the period from the Original Issue Date of the Series C Non-Cumulative Perpetual Preferred Stock to, but excluding, September 30, 2029 (the “Initial Fixed Rate Period”), quarterly, in arrears, on March 30, June 30, September 30, and December 30 of each year, with payments beginning on September 30, 2024, and (ii) during the period from and including September 30, 2029 (the “First Reset Date”) through the redemption date of the Series C Non-Cumulative Perpetual Preferred Stock, if any, quarterly, in arrears, on March 30, June 30, September 30, and December 30 of each year, with payments beginning on December 30, 2029 (the “Dividend Reset Period”); provided, however, that if any such date is not a Business Day, then the related payment of dividends will be made on the next succeeding Business Day, without any adjustment to the amount of dividends paid (each such date, a “Dividend Payment Date”). Dividends on the Series C Non-Cumulative Perpetual Preferred Stock shall accrue on the Liquidation Value per share of Series C Non-Cumulative Perpetual Preferred Stock at (i) 8.250% per annum for each Dividend Period (as defined below) during the Initial Fixed Rate Period and (ii) the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date (as defined below), plus 4.182% per annum, for each Dividend Period during the Dividend Reset Period. A “Dividend Period” is the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include the Original Issue Date. Any dividend payable on Series C Non-Cumulative Perpetual Preferred Stock in respect of any Dividend Period will be computed by the Calculation Agent on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

Annex A-3

The dividend rate for each Reset Dividend Determination Date during the Dividend Reset Period will be determined by the Calculation Agent. A “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date. Reset Dates, including the First Reset Date, will not be adjusted for Business Days. A “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period. A “Reset Period” means the period from and including the commencement of the Dividend Reset Period to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date. The “Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a percentage) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15 (519). If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, 4.068%. “H.15 (519)” means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve. “The most recent H.15 (519)” means the H.15 (519) published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series C Non-Cumulative Perpetual Preferred Stock. The Calculation Agent’s determination of the applicable dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation’s principal offices and will be available to any holder of Series C Non-Cumulative Perpetual Preferred Stock upon request and will be final and binding in the absence of manifest error. The Corporation may terminate the appointment of the Calculation Agent and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series C Non-Cumulative Perpetual Preferred Stock is outstanding, an entity appointed and serving as such agent. The Calculation Agent may be an entity affiliated with the Corporation.

Dividends that are payable on the Series C Non-Cumulative Perpetual Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series C Non-Cumulative Perpetual Preferred Stock as they appear on the books of the Corporation on the applicable record date, which shall not be less than 15 calendar days or more than 30 calendar days before the applicable Dividend Payment Date, as shall be fixed by the Board or any duly authorized committee of the Board (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Annex A-4

Holders of Series C Non-Cumulative Perpetual Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series C Non-Cumulative Perpetual Preferred Stock as specified in this Section 3. If the Board (or a duly authorized committee of the Board) does not declare a full dividend on the Series C Non-Cumulative Perpetual Preferred Stock in respect of a Dividend Period before the related Dividend Payment Date, then no dividend shall be deemed to have accrued for such Dividend Period, no dividend shall be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for such Dividend Period, whether or not the Board (or a duly authorized committee of the Board) declares a dividend for any future Dividend Period with respect to the Series C Non-Cumulative Perpetual Preferred Stock or at any future time with respect to any other class or series of the Corporation’s capital stock.

(b) Priority of Dividends. So long as any share of Series C Non-Cumulative Perpetual Preferred Stock remains outstanding, unless the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series C Non-Cumulative Perpetual Preferred Stock, (A) no dividend or distribution shall be declared, paid or set aside for payment on any Junior Stock (other than (1) a dividend payable solely in Junior Stock or warrants, options or other rights which are exercisable for or convertible into Junior Stock, or (2) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption or repurchase of any rights under such plan); (B) no Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) as a result of any reclassification of Junior Stock for or into other Junior Stock, (2) the exchange or conversion of Junior Stock for or into other Junior Stock, (3) through the use of the proceeds of a substantially contemporaneous sale of other Junior Stock, (4) purchases, redemptions or other acquisitions of Junior Stock in connection with any employee contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants of the Corporation, (5) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock in the ordinary course of its business, (6) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (7) purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (8) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary or (9) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians; and (C) no Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Non-Cumulative Perpetual Preferred Stock

Annex A-5

and any Parity Stock, (2) as a result of a reclassification of any Parity Stock for or into other Parity Stock, (3) the exchange or conversion of any Parity Stock for or into other Parity Stock or Junior Stock, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, (5) purchases of shares of Parity Stock pursuant to a contractually binding requirement to buy Parity Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (6) purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (7) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market making, stabilization or customer facilitation transactions in Parity Stock in the ordinary course of business, (8) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of its subsidiaries of record ownership in Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians. No monies shall be paid to or made available for a sinking fund for the redemption of any such Junior Stock or Parity Securities by the Corporation.

If dividends are not paid in full on the shares of Series C Non-Cumulative Perpetual Preferred Stock and any shares of Parity Stock, dividends may be declared and paid on the Series C Non-Cumulative Perpetual Preferred Stock and all such Parity Stock on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of the Series C Non-Cumulative Perpetual Preferred Stock and accrued dividends, including any accumulations, on any Parity Stock bear to each other.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board or any duly authorized committee of the Board, may be declared and paid on the Common Stock and any other Junior Stock or Parity Stock, from time to time out of any assets legally available for such payment, and the holders of the Series C Non-Cumulative Perpetual Preferred Stock shall not be entitled to participate in any such dividends. Holders of Series C Non-Cumulative Perpetual Preferred Stock shall not be entitled to receive any dividends not declared by the Board (or a duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

Dividends on the Series C Non-Cumulative Perpetual Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including the applicable capital adequacy guidelines of the Federal Reserve or, as and if applicable, the capital adequacy guidelines or regulations of any successor or other Appropriate Federal Banking Agency.

Annex A-6

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series C Non-Cumulative Perpetual Preferred Stock shall be entitled to receive the Liquidation Preference for each share of Series C Non-Cumulative Perpetual Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of any creditors of the Corporation, and subject to the rights of holders of any securities ranking senior to Series C Non-Cumulative Perpetual Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other capital stock of the Corporation ranking junior to Series C Non-Cumulative Perpetual Preferred Stock as to such distribution. After payment of the full amount of such liquidation distribution, the holders of Series C Non-Cumulative Perpetual Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) Partial Payment. If in any distribution described in Section 4(a) above, the assets of the Corporation or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series C Non-Cumulative Perpetual Preferred Stock and the corresponding amounts payable with respect of any other capital stock of the Corporation ranking equally with Series C Non-Cumulative Perpetual Preferred Stock as to such distribution, holders of Series C Non-Cumulative Perpetual Preferred Stock and the holders of such other capital stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series C Non-Cumulative Perpetual Preferred Stock and the corresponding amounts payable with respect of any other capital stock of the Corporation ranking equally with Series C Non-Cumulative Perpetual Preferred Stock as to such distribution have been paid in full, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, neither the sale, conveyance, exchange or transfer (whether for cash, securities or other property) of all or substantially all of the assets or business of the Corporation nor the merger or consolidation of the Corporation with or into any other corporation or other entity, or by another entity with or into the Corporation, whether for cash, securities or other property, individually or as part of a series of transactions, including a merger or consolidation in which the holders of Series C Non-Cumulative Perpetual Preferred Stock receive cash, securities or property for their shares, shall constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Series C Non-Cumulative Perpetual Preferred Stock may not be redeemed. On and after September 30, 2029, the Corporation may, at its option, on any Dividend Payment Date, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, if required, redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series C Non-Cumulative Perpetual Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at the Redemption Price.

Annex A-7

Notwithstanding the foregoing, within 90 days of the occurrence of a Regulatory Capital Treatment Event, the Corporation may, at its option, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, if required, upon notice given as provided in Section 5(c) below, redeem, all (but not less than all) of the shares of Series C Non-Cumulative Perpetual Preferred Stock at the time outstanding at the Redemption Price.

The Redemption Price for any shares of Series C Non-Cumulative Perpetual Preferred Stock shall be payable on the date fixed for redemption to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series C Non-Cumulative Perpetual Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the Redemption Price on the dated fixed for redemption but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Series C Non-Cumulative Perpetual Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C Non-Cumulative Perpetual Preferred Stock will have no right to require redemption or repurchase of any shares of Series C Non-Cumulative Perpetual Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series C Non-Cumulative Perpetual Preferred Stock shall be given to the holders of record of the shares to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation (provided that, if Series C Non-Cumulative Perpetual Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Such notice shall be mailed (or otherwise given as permitted by DTC) not less than 30 days nor more than 60 days prior to the date fixed for redemption. Any notice mailed (or otherwise given as permitted by DTC) as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail (or otherwise as permitted by DTC), or any defect in such notice or in the mailing (or other method of giving such notice as permitted by DTC) thereof, to any holder of shares of Series C Non-Cumulative Perpetual Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Non-Cumulative Perpetual Preferred Stock. Each notice of redemption given to a holder shall state: (1) the date fixed for redemption; (2) the number of shares of the Series C Non-Cumulative Perpetual Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; (4) if the shares of Series C Non-Cumulative Perpetual Preferred Stock are issued in certificated form, the place or places where the certificates, if any, evidencing shares of Series C Non-Cumulative Perpetual Preferred Stock are to be surrendered for payment of the Redemption Price; and (5) that dividends on the shares of Series C Non-Cumulative Perpetual Preferred Stock to be redeemed shall cease to accrue on the date fixed for redemption.

Annex A-8

(d) Partial Redemption. In case of any redemption of only part of the shares of Series C Non-Cumulative Perpetual Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, and to the prior approval of the Federal Reserve or other applicable Appropriate Federal Banking Agency, the Board or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Non-Cumulative Perpetual Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate (if the shares of Series C Non-Cumulative Perpetual Preferred Stock are issued in certificated form) are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the date fixed for redemption specified in the notice, all funds necessary for the redemption have been deposited by the Corporation, separate and apart from its other assets, in trust for the benefit of the holders of the shares of Series C Non-Cumulative Perpetual Preferred Stock called for redemption, with a bank or trust company doing business in the Borough of Manhattan, City of New York, and having a capital and surplus of at least $500 million and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate (if the shares of Series C Non-Cumulative Perpetual Preferred Stock are issued in certificated form) for any share so called for redemption has not been surrendered for cancellation, whether or not the shares of Series C Non-Cumulative Perpetual Preferred Stock are issued in certificated form, on and after the date fixed for redemption dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such date fixed for redemption cease and terminate, except only the right of the holders thereof to receive the Redemption Price from such bank or trust company out of the funds so deposited, without interest. The Corporation shall then be entitled to receive, from time to time, from the date fixed for redemption any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the date fixed for redemption shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares of Series C Non-Cumulative Perpetual Preferred Stock called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest thereon.

(f) Status of Redeemed Shares. Shares of Series C Non-Cumulative Perpetual Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock, provided that any such cancelled shares of Series C Non-Cumulative Perpetual Preferred Stock; may be reissued only as shares of any class or series of Preferred Stock other than Series C Non-Cumulative Perpetual Preferred Stock.

(g) Regulatory Approval. Any redemption of the Series C Non-Cumulative Perpetual Preferred Stock may be subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Series C Non-Cumulative Perpetual Preferred Stock or, as and if applicable, the capital adequacy guidelines or regulations of any successor or other Appropriate Federal Banking Agency.

Annex A-9

Section 6. No Conversion Rights. Holders of shares of Series C Non-Cumulative Perpetual Preferred Stock shall have no right to exchange or convert such shares into any other class or series of the Corporation’s securities.

Section 7. Voting Rights.

(a) General. The holders of Series C Non-Cumulative Perpetual Preferred Stock shall not have any voting rights except as set forth below or as required by law.

(b) Preferred Directors. If and whenever, at any time or times, dividends payable on the shares of Series C Non-Cumulative Perpetual Preferred Stock or Voting Parity Stock have not been paid for an aggregate amount equal to the amount of dividends payable on the Series C Non-Cumulative Perpetual Preferred Stock for at least six quarterly Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series C Non-Cumulative Perpetual Preferred Stock, with holders of any Voting Parity Stock outstanding at the time, voting together as a class based on respective liquidation preferences, shall have the right to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”), provided that the election of any such Preferred Director shall not cause the Corporation to violate the corporate governance requirements of the Nasdaq Stock Market LLC (“Nasdaq”) (or any stock exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board shall at no time include more than two Preferred Directors, to fill such newly created directorships at the Corporation’s next annual meeting of shareholders (or at a special meeting called at the request of the holders of at least 20% of the Series C Non-Cumulative Perpetual Preferred Stock or any other series of Voting Parity Stock for that purpose prior to such next annual meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders)) and at each subsequent annual meeting of shareholders until all full dividends have been declared and paid on the Series C Non-Cumulative Perpetual Preferred Stock and all Voting Parity Stock then outstanding for at least one year after the Nonpayment Event, except as provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment Event. Such request to call a special meeting for the initial election of Preferred Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series C Non-Cumulative Perpetual Preferred Stock or other Voting Parity Stock, and delivered to the Corporate Secretary of the Corporation in such manner as provided herein, or as may otherwise be required by law. When dividends have been declared and paid in full on the Series C Non-Cumulative Perpetual Preferred Stock for at least one year after a Nonpayment Event, then the right of the holders of Series C Non-Cumulative Perpetual Preferred Stock to elect the Preferred Directors shall cease (but subject always to re-vesting of such voting rights in the case of any future Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the Corporation’s authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto, assuming that the rights of holders of

Annex A-10

Voting Parity Stock have similarly terminated. In addition, if and when the rights of holders of Series C Non-Cumulative Perpetual Preferred Stock terminate under circumstances described in Section 5 hereof, the right of the holders of Series C Non-Cumulative Perpetual Preferred Stock to elect the Preferred Directors shall cease along with the other rights (except, if applicable, the right to receive the Redemption Price), and the Preferred Directors shall cease to be qualified as directors, the term of office of any Preferred Director then in office shall terminate immediately and the Corporation’s authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto, assuming that the rights of holders of Voting Parity Stock have similarly terminated. Any Preferred Director may be removed at any time, with or without cause by a majority of the outstanding shares of Series C Non-Cumulative Perpetual Preferred Stock and any Voting Parity Stock, voting together as a class based on respective liquidation preferences. So long as a Nonpayment Event may continue, if the office of any Preferred Director becomes vacant (other than prior to the initial election of the Preferred Directors) for any reason, the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series C Non-Cumulative Perpetual Preferred Stock and any Voting Parity Stock, voting together as a class based on respective liquidation preferences provided that the election of any such Preferred Director shall not cause the Corporation to violate the corporate governance requirements of Nasdaq (or any stock exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Director may be taken only at a special meeting called at the request the holders of at least 20% of the Series C Non-Cumulative Perpetual Preferred Stock or any other series of Voting Parity Stock for that purpose (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). The Preferred Directors shall each be entitled to one vote per director on any matter.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Series C Non-Cumulative Perpetual Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Certificate, the vote or consent of the holders of at least 66 2/3% of the shares of the Series C Non-Cumulative Perpetual Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate, including the Certificate of Designation, to create, issue, authorize or increase the authorized amount of any class or series of capital stock of the Corporation ranking senior to the Series C Non-Cumulative Perpetual Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, distribution or winding-up of the Corporation, or to issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such class or series of capital stock;

Annex A-11

(ii) Amendment, Alteration or Repeal of Series C Non-Cumulative Perpetual Preferred Stock. Any amendment, alteration or repeal of the Certificate or the Certificate of Designation, whether by merger, consolidation, or otherwise, so as to adversely affect the special powers, preferences, privileges or rights of the Series C Non-Cumulative Perpetual Preferred Stock, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series C Non-Cumulative Perpetual Preferred Stock, the sale, conveyance, exchange or transfer of all or substantially all of the assets or business of the Corporation or a merger or consolidation of the Corporation with or into another entity, unless in each case the shares of Series C Non-Cumulative Perpetual Preferred Stock (x) remain outstanding or (y) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Series C Non-Cumulative Perpetual Preferred Stock immediately prior to such consummation;

provided, however, that for all purposes of this Section 7(c), the authorization, creation and issuance, or an increase in the authorized or issued amount of, Junior Stock or any class or series of capital stock, or any securities convertible into or exchangeable or exercisable for Junior Stock or any class or series of capital stock, that by its terms expressly provides that it ranks pari passu with the Series C Non-Cumulative Perpetual Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon the liquidation, dissolution or winding-up of the Corporation shall not be deemed to adversely affect the special powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series C Non-Cumulative Perpetual Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in Section 7(c) would adversely affect one or more but not all series of Voting Parity Stock (including the Series C Non-Cumulative Perpetual Preferred Stock for this purpose), then only such series of Voting Parity Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class based on respective liquidation preferences in lieu of all other series of Voting Parity Stock. If all series of Voting Parity Stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required the approval of the holders of at least 66 2/3% of the shares of each series, voting as separate classes, that will have a diminished status.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Series C Non-Cumulative Perpetual Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when the act with respect to which any such vote or consent would otherwise be required pursuant to such Section shall be effected, all outstanding shares of the Series C Non-Cumulative Perpetual Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

Annex A-12

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series C Non-Cumulative Perpetual Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate, the By-laws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series C Non-Cumulative Perpetual Preferred Stock is listed or traded at the time.

Section 8. No Preemptive Rights. No share of Series C Non-Cumulative Perpetual Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Series C Non-Cumulative Perpetual Preferred Stock may deem and treat the record holder of any share of Series C Non-Cumulative Perpetual Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of Series C Non-Cumulative Perpetual Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, and, with respect to any redemption thereof, not less than 30 days nor more than 60 days prior to the date fixed for such redemption, or if given in such other manner as may be permitted in these Certificate of Designation, in the Certificate or By-laws or by applicable law. Notwithstanding the foregoing, if shares of Series C Non-Cumulative Perpetual Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the holders of Series C Non-Cumulative Perpetual Preferred Stock in any manner permitted by DTC or such facility.

Section 11. Certificates. The Corporation may at its option issue shares of Series C Non-Cumulative Perpetual Preferred Stock without certificates. If certificated, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Transfer Agent and Registrar. The Corporation shall appoint a transfer agent for the Series C Non-Cumulative Perpetual Preferred Stock. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. The Corporation shall appoint a registrar for the Series C Non-Cumulative Perpetual Preferred Stock. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

Annex A-13

Section 13. Other Rights. The shares of Series C Non-Cumulative Perpetual Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate or as provided by applicable law.

Annex A-14